Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATERD CERTIFICATE OF INCORPORATION

OF

ENOVIS CORPORATION

Enovis Corporation, a corporation duly organized and validly existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: The Amended and Restated Certificate of Incorporation of the Corporation, as heretofore amended, is hereby further amended by removing Section 5.3 of Article 5 in its entirety and inserting the following in lieu thereof:

“5.3. Limitation of Liability

No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the Delaware General Corporation Law; or (d) for any transaction from which the director derived an improper personal benefit. No officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as an officer, provided that this provision shall not eliminate or limit the liability of an officer to the extent such limitation is not permitted under the Delaware General Corporation Law as the same exists or may hereafter be amended. Any repeal or modification of this Article 5.3 shall be prospective only and shall not adversely affect any right or protection of, or any limitation of the liability of, a director or officer of the Corporation existing at, or arising out of facts or incidents occurring prior to, the effective date of such repeal or modification.”

SECOND: The foregoing amendment was duly adopted in accordance with the provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, the undersigned, a duly authorized officer of the Corporation, has executed this Certificate of Amendment on this 22nd day of May, 2024.

ENOVIS CORPORATION

By:	/s/ Bradley J. Tandy
Name:	Bradley J. Tandy
Title:	Senior Vice President and Chief Legal Officer